Exhibit 1
FOR IMMEDIATE RELEASE
July 31, 2006
Contact Information:
Nissin Co., Ltd.
Akihiro Nojiri
Executive Director of the Board
Tel: (TOKYO) +81-3-3348-2424
E-mail:Info-ir@nissin-f.co.jp
Announcement of Change in Title of a Director and Change in an Executive Officer
Nissin Co., Ltd. hereby announces a change in the title of a Director and a change in an Executive Officer.
1. Change in Title of a Director
The title of the following member of its Board of Directors will be changed as of August 1, 2006, pursuant to a resolution adopted by the Board of Directors at its meeting held today.

New Title	Name	Current Title
Executive Director of the Board		Executive Director of the Board
& Executive Officer		& Executive Officer
(Officer-in-Charge Investor Relations Dept.	Yunwei Chen	(General Manager, Investor Relations Dept.
& East Asia Region		& Officer-in-Charge East Asia Region)
2. Change in an Executive Officer
The following Executive Officer will resign as described below.

1)	Name and Office:	Mitsuo Sakama

Executive Officer (General Manager, Real Estate Finance 1st Dept.)

2)	Date of Resignation:	July 31, 2006.

3)	Reason for Resignation:	Personal